Exhibit 3.1
WESTERN ALLIANCE BANCORPORATION
AMENDMENT TO BY-LAWS
     The Board of Directors of Western Alliance Bancorporation, a Nevada corporation (the “Corporation”), pursuant to Article VII of Amended and Restated By-laws of the Corporation (the “Amended and Restated By-laws”), hereby amends the Amended and Restated By-laws as follows:
FIRST: Article IX of the Amended and Restated By-laws is hereby added to read as follows:
ARTICLE IX
RESTRICTIONS ON ACQUISITIONS
     SECTION 1. Definitions. As used in this Article IX, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):
     A. “4.9-percent Stockholder” means a Person who owns a Percentage Stock Ownership of 4.9% or more of the Corporation’s then-outstanding Common Stock, whether directly or indirectly, and including shares such Person would be deemed to constructively own or which otherwise would be aggregated with shares owned by such Person pursuant to Section 382 of the Code, or any successor provision or replacement provision and the Treasury Regulations thereunder.
     B. “4.9-percent Transaction” means any Acquisition described in clause (i) or (ii) of Section 2 of this Article IX.
     C. “Acquire” or “Acquisition” means, any direct, indirect or attempted purchase, assignment, conveyance or other acquisition or other action taken by a Person, other than the Corporation, that increases the Percentage Stock Ownership of any Person. An Acquisition also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)). For the avoidance of doubt, an Acquisition shall not include the creation or grant of an option by the Corporation.
     D. “Acquiror” means any Person who acquires Corporation Securities in an Acquisition.
     E. “Agent” has the meaning set forth in Section 5 of this Article IX.
     F. “Board of Directors” or “Board” means the board of directors of the Corporation.
     G. “Common Stock” means any interest in Common Stock, par value $0.0001 per share, of the Corporation that would be treated as Stock.
     H. “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the rulings issued thereunder.
     I. “Corporation Security” or “Corporation Securities” means (i) shares of Common Stock, (ii) shares of preferred stock issued by the Corporation (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase Securities of the Corporation, and (iv) any Stock.

     J. “Effective Date” means the date as of which this Article IX is approved by the Board to become part of the Amended and Restated By-laws.
     K. “Excess Securities” has the meaning given such term in Section 4 of this Article IX.
     L. “Expiration Date” means the earlier of (i) the repeal of Section 382 of the Code or any successor statute if the Board of Directors expressly determines that this Article IX is no longer necessary for the preservation of Tax Benefits, (ii) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, or (iii) December 31, 2013.
     M. “Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with the Treasury Regulation § 1.382-2T(g), (h), (j) and (k) or any successor provision.
     N. “Person” means any individual, firm, corporation or other legal entity, including a group of persons treated as an entity pursuant to Treasury Regulation § 1.382-3(a)(1)(i); and includes any successor (by merger or otherwise) of such entity.
     O. “Prohibited Acquisition” means any Acquisition or purported Acquisition of Corporation Securities to the extent that such Acquisition is prohibited under this Article IX.
     P. “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Acquiror.
     Q. “Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).
     R. “Purported Acquiror” has the meaning set forth in Section 4 of this Article IX.
     S. “Securities” and “Security” each has the meaning of such term under the laws of the State of Nevada, including, without limitation, Nevada Revised Statutes 90.295.
     T. “Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).
     U. “Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Section 382 of the Code and the regulations thereunder.
     V. “Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.
     W. “Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.
     SECTION 2. Acquisition And Ownership Restrictions. In order to preserve the Tax Benefits, from and after the Effective Date, any Acquisition of Corporation Securities prior to the Expiration Date and any Acquisition of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited to the extent that, as a result of such

Acquisition (or any series of Acquisitions of which such Acquisition is a part), either (i) any Person or Persons would become a 4.9-percent Stockholder or (ii) the Percentage Stock Ownership in the Corporation of any 4.9-percent Stockholder would be increased.
     SECTION 3. Exceptions.
     A. Notwithstanding anything to the contrary herein, Acquisitions by a Public Group (including a new Public Group created under Treasury Regulation § 1.382-2T(j)(3)(i)) shall be permitted.
     B. The restrictions set forth in Section 2 of this Article IX shall not apply to an Acquisition that is a 4.9-percent Transaction if the Acquiror obtains the written approval of the Board of Directors or a duly authorized committee thereof. As a condition to granting its approval pursuant to this Section 3 of Article IX, the Board of Directors, may, in its discretion, require (at the expense of the Acquiror) an opinion of counsel selected by the Board of Directors that the Acquisition shall not result in the application of any Section 382 of the Code limitation on the use of the Tax Benefits; provided that the Board may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Acquiror to vote or transfer Stock acquired through an approved Acquisition. Approvals of the Board of Directors hereunder may be given prospectively or retroactively.
     SECTION 4. Excess Securities.
     A. No employee or agent of the Corporation shall record any Prohibited Acquisition, and the purported acquiror of such a Prohibited Acquisition (the “Purported Acquiror”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Acquisition (the “Excess Securities”). Until the Excess Securities are acquired by another person in an Acquisition that is not a Prohibited Acquisition, the Purported Acquiror shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the seller unless and until the Excess Securities are transferred to the Agent pursuant to Section 5 of this Article IX or until an approval is obtained under Section 3 of this Article IX. After the Excess Securities have been acquired in an Acquisition that is not a Prohibited Acquisition, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Acquisition of Excess Securities not in accordance with the provisions of Sections 4 or 5 of this Article IX shall also be a Prohibited Acquisition.
     B. The Corporation may require as a condition to the registration of the Acquisition of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Acquiror or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to such Acquiror’s or payee’s direct or indirect ownership interests in Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article IX, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Acquiror regarding such Person’s record, beneficial and constructive ownership of stock and other evidence that an Acquisition will not be prohibited by this Article IX as a condition to registering any transfer.
     SECTION 5. Transfer To Agent. If the Board of Directors determines that an Acquisition of Corporation Securities constitutes a Prohibited Acquisition then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Acquisition would result in Excess Securities, the Purported Acquiror shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Acquiror’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if practicable, or otherwise privately); provided, however, that the purchase of the Excess Securities in any such sale must not constitute a Prohibited Acquisition and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would materially disrupt the market for the Corporation Securities or otherwise would materially affect the value of the Corporation Securities. If the Purported Acquiror has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Acquiror shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Acquiror to retain a portion of such sales proceeds not exceeding the amount that the Purported Acquiror would have received from the Agent pursuant to Section 6 of this Article IX if the Agent rather than the Purported Acquiror had resold the Excess Securities.
     SECTION 6. Application Of Proceeds And Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Acquiror has previously resold the Excess Securities, any amounts received by it from a Purported Acquiror, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Acquiror, up to the amount paid by the Purported Acquiror for the Excess Securities (or the fair market value at the time of the Acquisition, in the event the purported Acquisition of the Excess Securities was, in whole or in part, a gift, inheritance or similar Acquisition) which amount shall be determined at the discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Acquiror of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Acquiror’s sole right with respect to such shares shall be limited to the amount payable to the Purported Acquiror pursuant to this Section 6 of Article IX. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 6 of Article IX inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder.

     SECTION 7. Modification Of Remedies For Certain Indirect Acquisitions. In the event of any Acquisition which does not involve an acquisition of Securities of the Corporation but which would cause a 4.9-percent Stockholder to violate a restriction on Acquisitions provided for in this Article IX, the application of Sections 5 and 6 of this Article IX shall be modified as described in this Section 7 of this Article IX. In such case, no such 4.9-percent Stockholder shall be required to dispose of any interest that is not a Security, but such 4.9-percent Stockholder and/or any Person whose ownership of Securities is attributed to such 4.9-percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such 4.9-percent Stockholder, following such disposition, to cease to be a 4.9 percent Stockholder. Such disposition shall be deemed to occur simultaneously with the Acquisition giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 5 and 6 of this Article IX, except that the maximum aggregate amount payable either to such 4.9-percent Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Acquisition. All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such 4.9-percent Stockholder or such other Person. The purpose of this Section 7 of Article IX is to extend the restrictions in Sections 2 and 5 of this Article IX to situations in which there is a 4.9-percent Transaction without a direct Acquisition of Securities, and this Section 7 of Article IX, along with the other provisions of this Article IX, shall be interpreted to produce the same results, with differences as the context requires, as a direct Acquisition of Corporation Securities.
     SECTION 8. Legal Proceedings; Prompt Enforcement. If the Purported Acquiror fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 5 of this Article IX (whether or not such demand has been made within the time specified in Section 5 of this Article IX), then the Corporation shall promptly take all actions which the Board deems reasonable under the circumstances to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 8 of Article IX shall (i) be deemed inconsistent with any Acquisition of the Excess Securities provided in this Article IX being prohibited, (ii) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (iii) cause any failure of the Corporation to act within the time periods set forth in Section 5 of this Article IX to constitute a waiver or loss of any right of the Corporation under this Article IX. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article IX.
     SECTION 9. Obligation To Provide Information. As a condition to the registration of the Acquisition of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Acquiror and any Person controlling, controlled by or under common control with the proposed Acquiror, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article IX or the status of the Tax Benefits of the Corporation.

     SECTION 10. Authority Of Board Of Directors.
     A. The Board of Directors shall have the authority to determine all matters necessary for assessing compliance with this Article IX, including, without limitation, (i) the identification or determination of any Person as a 4.9-percent Stockholder, (ii) whether an Acquisition is a 4.9-percent Transaction or a Prohibited Acquisition, (iii) the Percentage Stock Ownership in the Corporation of any 4.9-percent Stockholder, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Acquiror pursuant to Section 6 of this Article IX, and (vi) any other related matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article IX. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article IX for purposes of determining whether any Acquisition of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article IX.
     B. Nothing contained in this Article IX shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect or preserve the Tax Benefits. Without limiting the generality of the foregoing, the Board of Directors may (i) accelerate the Expiration Date or extend the Expiration Date to the extent it deems necessary or advisable to protect or preserve the Tax Benefits, (ii) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article IX, (iii) modify the definitions of any terms set forth in this Article IX or (iv) modify the terms of this Article IX as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration, extension or modification unless it determines that such action is reasonably necessary or advisable to protect or preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice in accordance with applicable law as the Secretary of the Corporation shall deem appropriate.
     C. In the case of an ambiguity in the application of any of the provisions of this Article IX, including any definition used herein, the Board of Directors shall have the authority to determine the application of such provisions with respect to any situation based on the facts and circumstances disclosed or actually made known to the entire Board of Directors. In the event this Article IX requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the authority to determine the action to be taken so long as such action is not contrary to the provisions of this Article IX. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article IX. The Board of Directors may delegate all or any portion of its duties and authority under this Article IX to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article IX through duly authorized officers or agents of the Corporation. Nothing in this Article IX shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.
     SECTION 11. Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation (or the equivalents of such officers) and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article IX, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.
     SECTION 12. Benefits Of This Article IX. Nothing in this Article IX shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article IX. This Article IX shall be for the sole and exclusive benefit of the Corporation and the Agent.
     SECTION 13. Severability. The purpose of this Article IX is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article IX or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article IX.
     SECTION 14. Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article IX, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.
Adopted September 14, 2010.